EXHIBIT 10.17

GUARANTY FEE, REIMBURSEMENT AND INDEMNIFICATION AGREEMENT

THIS GUARANTY FEE, REIMBURSEMENT AND INDEMNIFICATION AGREEMENT (the "Agreement") is entered into as of the 30th day of September, 2004, between AMCON DISTRIBUTING COMPANY, a Delaware corporation ("AMCON"), and WILLIAM F. WRIGHT, an individual (the "Guarantor").

RECITALS

WHEREAS, AMCON is in need of a guaranty of specific financial accommodations to be provided to AMCON by certain lenders under an Amended and Restated Loan and Security Agreement dated as of September 30, 2004 among AMCON and certain affiliates of AMCON (collectively, the "Borrowers"), LaSalle Bank National Association, as agent for itself and other lenders from time to time party thereto (the "Agent"), and the lenders from time to time party thereto (the "Lenders") (as amended from time to time, the "Loan Agreement"), and has requested that the Guarantor provide said guaranty;

WHEREAS, Guarantor is willing to provide said guaranty in exchange for a fee and the pledge of the Pledged Shares (as defined in Section 4) to secure said guaranty.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties agree as follows:

     1. Agreement to Guaranty. Guarantor shall execute a guaranty form provided by the Agent (the "Guaranty") pursuant to which Guarantor will guarantee up to $10,000,000.00 of the obligations, liabilities and indebtedness of Borrowers to Lenders incurred pursuant to the Loan Agreement.

     2. Guaranty Fee. So long as the Guaranty is outstanding, AMCON will pay and Guarantor will be entitled to receive a guaranty fee for providing such Guaranty, which fee shall be equal to two percent (2%) per annum of the then maximum amount of the Guaranty as determined in accordance with the terms of the Guaranty, payable in advance on or before the tenth (10th) day of the first month of each calendar quarter.

     3. Reimbursement and Indemnification Obligation. Should Guarantor be required to pay any funds to Agent or Lenders pursuant to the Guaranty, AMCON agrees to reimburse and indemnify Guarantor for any such amounts paid, plus costs and attorneys' fees relating thereto, within ten (10) days after written demand for payment from Guarantor.

     4. Collateral. AMCON's obligations to Guarantor under this Agreement will be secured by the Pledged Shares (as defined in that certain Stock Pledge Agreement dated as of September 30, 2004 between AMCON, as pledgor, and Guarantor, as pledgee, as amended from time to time (the "Pledge Agreement")).

     5. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     6. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

     7. Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same Agreement.

     8. Entire Agreement; Amendment. This Agreement and the Pledge Agreement represent the entire agreement among the parties hereto with regard to the subject matter set forth herein. Any oral or written agreement dated prior to the date hereof regarding the subject matter contained herein shall have no force and effect. This Agreement may only be amended by a writing signed by AMCON and Guarantor.

     9. Duration of Agreement. This Agreement shall continue in existence and effect until the Guarantor no longer has any liability under the Guaranty or is released from all such liability by Agent and Lenders.

    10. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Nebraska and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of law.

    11. Collection Costs. AMCON agrees to pay all of Guarantor's expenses of collection, enforcement or protection of Guarantor's rights and remedies under this Agreement, including, without limitation, attorneys' fees and expenses, court costs and other legal expenses. These expenses are due and payable on demand by Guarantor, will accrue interest from the date of demand until paid at the fixed rate of six percent (6%) per annum and will be secured by the collateral described in the Pledge Agreement.

    12. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered pursuant to the procedures set forth in the Pledge Agreement and to the addresses set forth in the Pledge Agreement.

    13. No Third Party Beneficiaries. No person or entity other than a party to this Agreement, and the successors and assigns of the Guarantor, shall have any rights with respect to the enforcement of any of the rights or obligations hereunder.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AMCON:

AMCON DISTRIBUTING COMPANY

By: /s/ Kathleen Evans
   ------------------------
Name     Kathleen Evans
Title:   President

GUARANTOR:

/s/ William F. Wright
---------------------
William F. Wright